Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Equity Incentive Plan of BrightSpire Capital, Inc. of our reports dated February 22, 2022, with respect to the consolidated financial statements and schedules of BrightSpire Capital, Inc. and the effectiveness of internal control over financial reporting of BrightSpire Capital, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 5, 2022